Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into as of December 7, 2020 by and between SolarWinds Worldwide, LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of SolarWinds Corporation, a Delaware corporation (“Parent”), and Sudhakar Ramakrishna (“Employee”).
WHEREAS, the Company desires to employ Employee and Employee desires to be employed in the position of Chief Executive Officer, with a start date of January 4, 2020 (the “Start Date”).
NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, the parties hereby agree as follows:
1.Position and Duties.
(a)The Employee will be employed by the Company, on a fulltime basis, as its President and Chief Executive Officer. In this capacity, the Employee shall have the duties, authorities and responsibilities as are implied by the Employee’s position, and such other duties, authorities and responsibilities as the board of directors of the Company or the board of directors (the “Board”) of Parent shall reasonably assign from time to time. The Employee shall also be appointed to serve as a member of the Board, effective as of the Start Date. Employee’s principal place of employment shall be at the Company’s corporate headquarters in Austin, Texas, but Employee understands and agrees that he will be required to travel from time to time for business purposes.
(b)The Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to the Employee from time to time. The Employee also agrees that, while employed by the Company, the Employee will devote substantially all of Employee’s business time and efforts to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Employee’s duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Employee of Employee’s duties and responsibilities hereunder to: (i) manage Employee’s personal, financial and legal affairs; and (ii) serve on civic, educational, philanthropic or charitable boards or committees; and (iii) subject to disclosure to and initial approval by the Board (such approval not to be unreasonably withheld), serve on any other corporate board or committee as long as such board or committee is not competitive with the Company or cause a conflict of interest with Employee’s duties at the Company (it being agreed that Employee shall not serve on more than two company boards, including one public company board, in addition to the Board, unless otherwise approved by the Board).
(c)The Company acknowledges that, subject to disclosure to and initial approval by the Board (such approval not to be unreasonably withheld), Employee may work for venture capital and/or private equity firms with respect to their current or potential portfolio companies and investments therein provided that Employee agrees not to advise with respect to any company or investment thesis that would reasonably be considered related to a Competitive Business (as defined in the EPIA which is described below).
2.Compensation and Benefits. During Employee’s employment, as compensation for all services performed by the Employee for the Company and its Affiliates, the Company will provide the Employee the following pay and benefits.
(a)Base Salary. As of the Start Date, the Company will pay Employee a base salary at the rate of US$750,000 per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company, which Base Salary shall be reviewed annually and may be increased from time to time by the Board in its discretion.
(b)Signing Bonus. In addition, Employee will be paid a signing bonus of US$375,000 (the “Signing Bonus”), which will be paid to Employee on the next regular payroll date following the Start Date. In the event of termination of Employee’s employment by the Company for Cause or Employee’s voluntary resignation during the first year following the Start Date, Employee must repay the Company an amount in cash equal to a pro rata percentage (based on the remaining calendar months of unfulfilled service within in the first year following the Start Date) of the Signing Bonus. This repayment must be made within 30 days of the relevant termination.
(c)Bonus Compensation.  Employee shall be eligible for a target annual bonus of 100% of Base Salary to be paid annually upon the achievement of company metrics established by the Board and individual performance factors that will be mutually determined by Employee and the Board, with a potential to earn a maximum bonus amount of 150% of Base Salary upon the over-achievement of those company metrics and individual performance factors that will be mutually determined by Employee and the Board (“Bonus Compensation”).  All Bonus Compensation payments under this Section 2(c) will be made in accordance with the regular payroll practices of the Company and the terms of the applicable Company bonus plan, are not guaranteed and are subject to change at any time for any reason.  The target annual bonus shall be reviewed and subject to change from time to time by the Board in its discretion. Notwithstanding the foregoing, subject to Employee’s continued employment and compliance with the terms and provisions of this Agreement, the Bonus Compensation payable to Employee for the 2021 fiscal year shall equal at least 100% of Base Salary, with a potential to earn a maximum bonus amount of 150% of Base Salary upon the over-achievement of those company metrics and individual performance factors that will be mutually determined by Employee and the Board.
(d)Equity Awards.  Parent shall grant the Employee equity awards with an aggregate initial value of US$17.0 million based on a trailing 30-day weighted average closing trading price of the Company’s common stock as of the day before the grant date, with US$13.5 million of such value in the form of restricted stock units (“RSUs”) and US$3.5 million of such value in the form of performance stock units (“PSUs”). Each RSU and PSU represent the right to obtain common stock of Parent upon vesting. Subject to applicable law, the RSUs will be granted no later than five (5) business days following the Start Date, and the PSUs will be granted in 2021 consistent with the timing of PSU grants to other similarly-situated senior executives. The terms of these equity awards will be set out in Parent’s equity plans and the applicable agreements. The initial RSUs will vest as follows: (i) 25% on the first anniversary of the Start Date and (ii) 6.25% in each quarter thereafter. The initial PSUs will be subject to vesting upon both (i) the achievement of the 2021 annual performance targets established by the Board (the “Performance Target”) and (ii) time-based vesting with one-third of the PSU grant vesting on each anniversary of the certification of the achievement of the Performance target; provided that the certification shall be made in good faith by the Board no later than 30 days following receipt by the Board of the requisite information reasonably requested in connection with such certification. Other than as set forth in this Agreement, the remaining terms of these equity awards will be set out in Parent’s equity plans and the applicable agreements. Beginning in the 2022 fiscal year and for every year thereafter, subject to Employee’s continued employment and compliance with the terms and provisions of this Agreement, Employee shall become entitled to annual grants of a combination of RSUs and PSUs having an aggregate grant value of no less than US$7 million, with such value being determined as described above (the “Annual Grants”). The Annual Grants shall be on terms and conditions consistent with those described above and in this Agreement. In the event of any spin-off, separation, or other disposition of some or all of Parent’s MSP business or the equity interests of Parent’s MSP business (a “Transformative Event”), Parent shall adjust Employee’s equity compensation by issuing more RSUs and PSUs, as applicable, such that the value and mix of each of Employee’s equity awards following the Transformative Event, taking into account the value of any cash dividend on shares of Parent’s common stock to the extent paid in connection with such Transformative Event, is no less than the value and mix immediately prior to the effective date of such Transformative Event. To the extent Parent pays any dividend on shares of common stock (other than a dividend to effect the Transformative Event or a cash dividend on shares of Parent’s common stock in connection with the Transformative Event that has already been reflected in the adjustment made pursuant to the previous sentence), Employee shall be entitled to a corresponding dividend equivalent right, which may be in the form of cash, stock or restricted stock units, which form (and mix thereof) shall be as determined by the Compensation Committee or the Board but shall be to the same extent as and in a form no less favorable than as provided to other similarly-situated senior executives. The foregoing dividend equivalent rights shall be subjected to vesting to the same extent as the underlying award on which they are paid and shall be payable in accordance with the terms thereof.
(e)Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
(f)Business Expenses; Relocation. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of Employee’s duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time consistent with its policies for similarly-situated executives. Employee agrees that, as soon as reasonably practicable, Employee shall relocate his primary residence to Austin, Texas, and in connection therewith, upon completion of Employee’s relocation, to the extent that

Employee’s reasonable, customary and documented cash expenses actually incurred in connection with such relocation exceed US$375,000, the Company shall reimburse Employee for the amount of such excess, up to a cap of US$125,000. Prior to Employee’s relocation, the Company shall reimburse Employee for all necessary expenses incurred in connection with travel to Austin, Texas, in an amount mutually agreed between the parties to cover all direct and indirect costs of such arrangements.
(g)Attorney’s Fees. The Company will make a payment, on Employee’s behalf and/or as a direct payment to Employee, an amount sufficient to cover the reasonable legal fees incurred by Employee in connection with the negotiation of this Agreement in an amount not to exceed $30,000.
3.Confidential Information and Restricted Activities. Employee has entered into the Company’s Employee Proprietary Information and Arbitration Agreement (“EPIA”) and acknowledges his or her obligations thereunder. The EPIA is specifically incorporated into this Agreement.
4.Termination of Employment. The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)Termination for Cause. The Company may terminate the Employee’s employment for Cause following at least fifteen (15) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued substantial violations of Employee’s employment duties or willful disregard of commercially reasonable and lawful directives from the Board, after Employee has received a written demand for performance from the Board that sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties and willfully disregarded directives from the Board; (ii) the Employee’s moral turpitude, dishonesty or gross misconduct in the performance of Employee’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its Affiliates as a whole; (iii) the Employee’s material breach of this Agreement or the EPIA; or (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like; provided, however, that no such act or event described in clauses (i) or (iii) of this paragraph (a) shall constitute Cause hereunder if the Employee has fully cured such act or event during the applicable fifteen (15) day notice period.
(b)Termination for Death or Disability. This Agreement shall automatically terminate in the event of Employee’s death during employment. No severance pay or other separation benefits will be paid in the event of such termination due to death except that (i) Employee’s then-outstanding unvested RSUs with time-based vesting conditions shall fully accelerate such that all of Employee’s then-outstanding RSUs with time-based vesting conditions and any other equity-based awards subject to vesting only upon the achievement of any remaining time-based vesting conditions (i.e., any applicable Performance Target or other non-time-based vesting condition shall have been achieved) shall immediately and fully vest as of the date of such termination and (ii) Employee’s beneficiaries shall be entitled to receive any earned but unpaid Base Salary, any bonus compensation to the extent earned but unpaid, any vested deferred compensation or equity-based awards (other than pension plan or profitsharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement for a consecutive period of up to twelve (12) weeks, the Company will continue to pay the Base Salary to Employee and benefits in accordance with Section 2(a) above during such period. If the Employee is unable to return to work after twelve (12) consecutive weeks of disability, the Company may terminate the Employee’s employment, upon notice to the Employee. No severance pay or other separation benefits will be paid in the event of such termination due to disability except that Employee’s then-outstanding unvested RSUs with time-based vesting conditions shall fully accelerate such that all of Employee’s then-outstanding RSUs with time-based vesting conditions and any other equity-based awards subject to vesting only upon the achievement of any remaining time-based vesting conditions (i.e., any applicable Performance Target or other non-time-based vesting condition shall have been achieved) shall immediately and fully vest as of the date of such termination. For the avoidance of doubt, all of Employee’s outstanding equity awards shall continue to vest during any period of disability prior to Employee’s termination. If any question shall arise as to whether the Employee is disabled to the extent that Employee is unable to continue to perform substantially all of Employee’s duties and responsibilities for the Company, the Employee shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.
(c)Qualifying Terminations; Severance; Release. Either the Company or Employee may terminate Employee’s employment “at will,” for any reason, at any time, without cause or notice. However, in the event of termination of the Employee’s employment by the Company other than for Cause, death or disability, or in the event of a Constructive Termination (defined below), the Employee shall be entitled to receive:
(i)a lump sum cash severance amount equivalent to eighteen (18) months of Employee’s then current annual base salary, less applicable deductions, to be paid within sixty (60) days following the last day of Employee's employment with the Company;
(ii)any earned but unpaid Bonus Compensation payments for the year in which the termination occurs, on a pro rata basis, provided that the Board determines that the performance objectives related to the Bonus Compensation are reasonably likely to be satisfied at the time the notice of termination is given and based upon the level at which the Board determines that the performance objectives are reasonably likely to be satisfied, to be paid at the time such Bonus Compensation payments would have been paid to Employee if Employee's employment had not been so terminated;
(iii)reimbursement on a monthly basis of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for the maximum period allowed by then-current law and in no event to exceed eighteen (18) months, to the extent that Employee is eligible for and elects continuation coverage under COBRA and to the extent such reimbursement would not result in excise taxes or similar liabilities for the Company and its Affiliates; and
(iv)Employee’s then-outstanding unvested RSUs and any other equity-based awards subject to vesting only upon the achievement of any remaining time-based vesting conditions (i.e., any applicable Performance Target or other non-time-based vesting condition shall have been achieved) shall accelerate with respect to the portion of such RSUs and other equity awards that would have vested within the twelve (12) month period following the date of termination.
Any obligation of the Company to provide the Employee severance payments or benefits under this Section 4(c) in connection with Employee’s termination other than for Cause or in the event of a Constructive Termination is conditioned, however, upon the Employee signing and not revoking a release of claims in the form attached hereto as Exhibit A that becomes effective no later than seventy-four (74) days following the Employee’s termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, the Employee will forfeit any rights to severance payments and benefits under this Section 4(c). In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which the Employee’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation (as defined below) will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date (as defined in Section 7 below).
(d)Benefits in Termination for Cause or Voluntary Resignation. In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, any earned but unpaid bonus, and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to the Employee for unearned bonus or severance payments.

(e)Termination of Benefits. Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(c)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.
(f)Survival. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation the Employee’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Employee under this Section 4 is expressly conditioned upon the Employee’s continued full performance of the obligations under Section 3 hereof that survive the termination of Employee’s employment. Upon termination by either the Employee or the Company, all rights, duties and obligations of the Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.
5.Change of Control Benefits. In the event of a Change of Control, each Performance Target of Employee’s outstanding PSUs shall be deemed to have been achieved, and the PSU shall thereafter be subject only to time-based vesting based upon the following schedule: (i) 25% on the first anniversary of the grant date and (ii) 6.25% on each quarterly anniversary thereafter (or such other more favorable condition for PSU to RSU conversion, as may be agreed between Employee and the Company). In the event of termination of the Employee’s employment by the Company other than for Cause, death or disability or in the event of Constructive Termination, in either case, in connection with, during the three (3) month period prior to, or during the twelve (12) month period after the effective date of, a Change of Control, the Employee shall be entitled to (i) the consideration set forth in Section 4(c) above, provided, however, that (x) the cash severance and COBRA reimbursements provided in Section 4(c)(i) and 4(c)(iii) shall cover a period of twenty-four (24) months, rather than eighteen (18) months as provided therein, and (y) the payment in Section 4(c)(ii) will be equal to 100% of the then-target Bonus Compensation; and (ii) accelerated vesting of all of Employee’s unvested equity awards (assuming achievement of the Performance Target in the case of PSUs), such that all of Employee’s then-outstanding equity awards shall immediately and fully vest as of the date of such termination. For the avoidance of doubt, in order to give effect to this Section 5, each of Employee’s outstanding equity awards shall remain outstanding and eligible to vest (solely pursuant to the terms of this Section 5) for a period beginning on the date of termination and ending on the earlier to occur of (i) the effective date of the Change in Control and (ii) the three (3) month anniversary of the Employee’s termination. Notwithstanding the foregoing, in the event that any of Employee’s equity awards would otherwise be cancelled and not replaced or substituted for in connection with a Change of Control, then to the extent not replaced or substituted for in connection with the Change of Control, such cancelled awards shall accelerate in full immediately prior to the effective date of such Change of Control.
6.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Employee’s severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an aftertax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Code Section 4999. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the Excise Tax, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of the Employee’s equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of the Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by an independent firm selected by the Company with the consent of Employee (the “Firm”), which consent shall not be unreasonably withheld, delayed or conditioned, immediately prior to the change of control, whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.
If, prior to a change of control, none of the Company’s securities are “Tradable” (which shall mean “readily tradable on an established securities market or otherwise,” as described in Section 1.280G-1, Q/A-6 of the Treasury Regulations under Code Section 280G), then, upon your written request, the Company will submit any potential “parachute payments” in excess of three times your applicable “base amount” (as defined in Code Section 280G(b)(3)) for approval by the Company’s stockholders, all in accordance with Code Section 280G(b)(5).
7.Section 409A. The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with the Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to the Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Deferred Compensation”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Employee’s termination of employment, or the Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).
8.Indemnification and Insurance. Parent and Employee will enter into an Indemnification Agreement (the “Indemnification Agreement”) (in the same form as other executive officers of the Company) for Employee’s benefit and such Indemnification Agreement shall not be terminated or modified during Employee’s employment with the Company; provided, however, that Parent may make immaterial amendments that are general to all indemnification agreements and do not materially impact Employee disparately from other indemnitees. The Company will maintain directors’ and officers’ liability insurance on market terms for similarly-situated companies during his employment and for a reasonable time thereafter (as permitted by the directors’ and officers’ liability insurance policy).
9.Definitions. For purposes of this Agreement, the following definitions apply:
“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
“Change of Control” has the meaning given to such term in the Amended and Restated Stockholders’ Agreement, dated as of October 18, 2018, by and among Parent and certain of its stockholders named therein. For the avoidance of doubt, (i) the Equity Investors (as defined in the Stockholders’ Agreement) ceasing to own more than 50% of Parent’s outstanding common stock shall not in and of itself constitute a Change of Control and (ii) the spin-off, separation, or other disposition of some or all of Parent’s MSP business or the equity interests of Parent’s MSP business shall not constitute a Change of Control.
“Constructive Termination” means a termination in which the Company, without Employee’s express written consent, either (i) demotes Employee from the position of Chief Executive Officer, (ii) materially reduces the authority, duties or responsibilities implied by Employee’s position, (iii) fails to elect (or re-elect) Employee to the Board or changes Employee’s reporting relationship, such that he no longer reports to the Board, (iv)  reduces the base salary or target cash bonus opportunity of Employee (other than a reduction of less than ten percent (10%) that is applicable to all executive officers of the Company in the same proportion as to the Employee), (v) fails to provide directors’ and officers’ liability insurance covering Employee during the term of his employment (which failure would be a material breach of this agreement), (vi) relocates Employee’s primary work facility or location to a location more than 35 miles from the location of the Company’s headquarters as-of the Start Date, or (vii) materially breaches this Agreement, which includes any breach of Section 2(d), and due to such act or event

Employee terminates his employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of such acts or events; provided, however, that a relocation of less than thirty (30) miles from the Company’s corporate headquarters in Austin, Texas will not be considered a material change in geographic location and thus a termination by Employee for this reason shall not be construed as a Constructive Termination; and provided further, that Employee may not resign for Constructive Termination unless Employee first provides the Company with written notice of the acts or events constituting the grounds for Constructive Termination within ninety (90) days of the initial existence of the grounds for Constructive Termination and a reasonable cure period of thirty (30) days following the date of such notice, and such grounds for Constructive Termination have not been cured during such cure period. For the avoidance of doubt, any change based upon or arising from the spin-off, separation, or other disposition of some or all of Parent’s MSP business or the equity interests of Parent’s MSP business shall not constitute a Constructive Termination.
10.Remedies. In the event of breach or threatened breach by the Employee of any provision of this Agreement, including the EPIA, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary or preliminary injunction, or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief or as a result of the Employee’s breach or threatened breach, and (iii) any other legal and equitable relief to which the Employer may be entitled, including without limitation any and all monetary damages which the Employer may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, without limitation, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.
11.Conflicting Agreements. The Employee hereby represents and warrants that the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or are bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.
12.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
13.Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
14.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.Miscellaneous. This Agreement, the EPIA, and the Indemnification Agreement set forth the entire agreement between the Employee and the Company and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment. In the event of a conflict between the EPIA and this Agreement, the terms in the EPIA shall prevail. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
16.Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to the conflict of laws principles thereof. The Company and the Employee agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the Company and the Employee shall properly and exclusively lie in Travis County, Texas (or the federal court in Texas having jurisdiction therefore).  Such jurisdiction and venue are intended to be exclusive of any other jurisdiction or venue.  The Company and the Employee agree that they will not object that any action commenced in the foregoing jurisdiction is commenced in a forum non conveniens. Employee agrees that he has in fact been individually represented by legal counsel in negotiating the terms of this agreement generally, and specifically to designate venue, forum and choice of law.
17.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, to the attention of the General Counsel or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).
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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SOLARWINDS WORLDWIDE, LLC

By:	/s/ Jason Bliss
Name: Jason Bliss
Title: General Counsel

/s/ Sudhakar Ramakrishna
Sudhakar Ramakrishna

Exhibit A
Form of Release of Claims

SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (the “Agreement”) is entered into between SolarWinds Worldwide, LLC (the “Company”) on the one hand, and [ ] (“Employee”) on the other.
1.Employee and the Company are currently parties to that certain Employment Agreement dated [      ] (the “Employment Agreement”). Per the Employment Agreement, the Company has the right to terminate Employee’s employment without Cause (as defined therein) and Employee has the right to terminate Employee’s employment following a Constructive Termination (as defined in the Employment Agreement), subject, in each case, to certain benefits that would be received by Employee in that event (provided that Employee executes this Agreement prior to the Release Deadline (as defined in the Employment Agreement)). Employee and the Company desire to enter into this Agreement as a substitute for certain provisions set forth in the Employment Agreement, and Employee recognizes that the benefits he will receive pursuant to this Agreement provide sufficient consideration for Employee’s agreements herein.
2.Both Employee and the Company are entering into this Agreement as a way of concluding the employment relationship between them, and settling voluntarily any dispute or potential dispute that Employee has or might have with the Company, whether known or unknown at this time. This Agreement is not, and should not be construed as, an allegation or admission on the part of either Employee or the Company that either has acted unlawfully or violated any state or federal law or regulation.
3.In return for Employee’s full execution and non-revocation of this Agreement and the Release Agreement set forth as Exhibit A hereto (the “Release”), according to the timelines and procedures set forth herein and therein, and in consideration of the mutual covenants and promises contained herein and therein, the Company makes the following promises to which Employee concedes Employee would otherwise have no legal entitlement:
a.Employee’s employment with the Company will cease effective [      ], or on such other date that the Company and Employee shall mutually agree in writing (the “Termination Date”).
b.Nothing in this Agreement is intended to reduce the number of Employee’s outstanding stock options and restricted stock units granted to Employee prior to the date of this Agreement (the “Equity Awards”). Each Equity Award shall remain subject to the terms and conditions of the Employment Agreement and the relevant existing equity award agreement. Provided that Employee executes and returns this Agreement on or before [_______], and does not revoke it before the Effective Date (defined in Section 15), and provided that Employee has not been terminated for Cause and has not voluntarily resigned employment between now and the Effective Date, Employee’s outstanding Equity Awards shall accelerate pursuant to the terms of the Employment Agreement.
c.Provided that Employee executes and returns this Agreement on or before [_______], and does not revoke it before the Effective Date (defined in Section 15), and provided that Employee has not been terminated for Cause and has not voluntarily resigned employment between now and the Effective Date, Employee shall receive: (i) a lump sum payment on the next regular payroll date after the Effective Date of [______], less applicable withholdings and deductions; (ii) a payment equivalent to the amount of Employee’s accrued [Q__] bonus (subject to executive performance metrics), less applicable withholdings and deductions, to be received by Employee in accordance with the Company’s typical bonus payment timing; (iii) reimbursement for the amount of Employee’s premium payment for group health coverage, if any, elected by Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)(the reimbursement, the “Health Benefit”); provided, however, that Employee shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including (without limitation) his or her election of such coverage and his or her timely payment of premiums.
4.In exchange for the covenants and promises of the Company as set forth herein, Employee does hereby completely release and forever discharge the Company and its respective parent companies, subsidiaries, affiliates, divisions, business units, and current and former officers, directors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature and character whatsoever, which Employee may now have or has ever had arising or in any way connected with Employee’s employment with the Company or any of the Released Parties, including Employee’s planned separation from employment, and any transaction or occurrence between Employee and the Released Parties at any time prior to or during such employment up to the time of executing this document (“Released Claims”). The Released Claims include, without limitation, any and all claims based upon the Company’s decision to terminate Employee’s employment and any and all claims for breach of the Employment Agreement, as well as all other claims from the beginning of time to the date this Agreement is executed based upon contract, fraud, equity, tort, discrimination, harassment, retaliation, wrongful termination, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, any claims arising out of Employee’s participation in any incentive, stock, or option plan maintained by any of the Released Parties, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, all claims under 42 U.S.C. 1981, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Workers Adjustment Retraining and Notification Act,

the Texas Commission on Human Rights Act, the Texas Labor Code, the North Carolina General Statutes, and any other federal, state, or local statute governing employment, as such statutes may have been or may be amended from time to time, to the maximum extent such released claims are permitted by law. This Release does not extend to, and has no effect upon, any right to vested benefits, any indemnification rights under contract or under the Company’s organizational documents or applicable law, and any right to continued coverage by the Company’s or its parent’s director’s and officer’s insurance following the Termination Date, as set forth in the insurance policy.
5.Without in any way limiting the generality of the above paragraph, by signing this Agreement and accepting the severance outlined above, Employee specifically agrees to release all claims, rights, or benefits Employee may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 (“ADEA”), et seq. as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law.
6.Employee represents and warrants that Employee does not presently have on file, and further represents and warrants to the maximum extent allowed by law that Employee will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date Employee signs this Agreement, with the exception of claims to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. To the extent that Employee is still permitted, notwithstanding this Agreement, to file any administrative charge with any governmental agency, Employee hereby releases any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on Employee’s behalf after Employee’s filing of any administrative charge.
7.Employee agrees not to disparage or in any way criticize the Company and/or its parent companies, subsidiaries, affiliates, and current or former employees, officers, directors, agents, successors and assigns at any time during or following Employee’s employment by the Company. Employee also agrees to fully cooperate and assist the Company in resolving any and all claims, disputes, or lawsuits made or filed against the Company during the course of Employee’s employment, and likewise, to the extent permitted by law, will not voluntarily assist in any future or pending legal proceeding brought against the Company. The Company agrees that its executive officers and directors will not disparage or in any way criticize Employee’s work performance or character at any time. Nothing contained in this paragraph is intended to prevent either party or any affiliated person from testifying truthfully in any legal proceeding.

8.Employee acknowledges that Employee shall have no rights to post-employment payments, benefits, or otherwise except as set forth in this Agreement and the Employment Agreement. Employee and the Company also agree, however, that the remaining terms of the Employment Agreement shall continue, including those obligations that apply following Employee’s termination of employment. Employee also shall continue to be bound by the terms and conditions set forth in the Employee Proprietary Information Agreement (“EPIA”). Employee understands and agrees that a breach of any continuing obligations contained in the EPIA shall also constitute a breach of this Agreement.
9.Both parties agree that the terms of this Agreement shall be treated as confidential, and that Employee shall not disclose such details to any person or entity, except where required by law or pursuant to a statutorily protected right that cannot be waived by law; provided, however, that each party may disclose the terms of this Agreement to its accountants, legal and/or contract advisors and, in the case of Employee, his immediate family beneficiaries.
10.Employee hereby agrees that by signing this Agreement and by accepting the promises and benefits described above, Employee gives up any and all rights Employee may have to file or pursue any claim or action which Employee may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from Employee’s employment or termination of employment with the Company or any transaction or occurrence between Employee and the Released Parties at any time prior to or during such employment and after separation up to the time of executing this document. In addition, Employee waives any and all rights or benefits which Employee may have under any statute or ordinance which requires a specific release of unknown claims or benefits.
11.It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees, except that the Company shall not, by virtue of this Agreement, be entitled to recover its costs or attorneys’ fees resulting from challenges to the validity of this Agreement by Employee under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.
12.Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments or other consideration received by Employee under this Agreement.
13.The foregoing provisions, and the payments and benefits provided therein, are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under

Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (the “Deferred Compensation”) will be payable until Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following Employee’s termination of employment, or Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).
14.Employee is advised to consult counsel regarding the terms of this Agreement, and acknowledges that Employee has had sufficient time to review this Agreement and to consult counsel prior to entering into this Agreement. Employee agrees that Employee is aware of the contents and significance of all the provisions of this Agreement and that Employee has decided to enter into it voluntarily. Employee and the Company are each relying solely upon their own respective judgment, belief and knowledge with regard to the subject of this Agreement, and each acknowledges that Employee has not been influenced or pressured to any extent whatsoever in entering into this Agreement by any representations, inducements, promises or other statements by any other party to this release, or anyone else, which are not set forth herein.
15.Employee has twenty-one (21) days from the date Employee received this Agreement to consider this Agreement, and Employee may revoke this Agreement at any time during the first seven (7) days following Employee’s execution of this Agreement by delivering written notice of revocation to the Company’s General Counsel, no later than 5:00 p.m. on the seventh day after execution. Employee received this Agreement on [_______]. Employee represents that if Employee executes this Agreement before the twenty-one (21) day consideration period has passed, Employee does so voluntarily, and Employee knowingly and voluntarily waives Employee’s option to use the entire twenty-one (21) days to consider this Agreement. The Company’s offer contained in this Agreement will automatically expire if this Agreement, fully executed by Employee, is not received by Company’s General Counsel on or before [_______]. This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of Employee’s execution of the Agreement (the “Effective Date”), provided that Employee has timely executed and delivered this Agreement and has not exercised Employee’s right to revoke this Agreement.

16.This Agreement is binding upon and shall inure to the benefit of all parties hereto and each of their respective heirs, executors, administrators, successors, assigns, agents, and representatives.
17.Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts or provisions shall not be effected thereby and said illegal or invalid part, term or provision(s) shall be deemed not to be a part of this Agreement.
18.This Agreement, along with Exhibit A attached hereto and any documents referenced herein, incorporates the entire understanding among the parties on the subjects hereof and thereof, and recites the sole consideration for the promises exchanged herein. There are no other representations or terms relating to Employee’s employment relationship or the conclusion of that relationship other than those set forth in writing in this Agreement. This Agreement may only be modified by a writing signed by both parties. In reaching this Agreement, no party has relied upon any representation or promise except those expressly set forth herein, and this Agreement shall be interpreted in accordance with the plain meaning of its terms, and not strictly for or against any of the parties hereto.
19.The parties agree to each bear their own respective costs associated with the preparation and review of this Agreement and the performance of all acts necessary to implement this Agreement. The parties further agree to execute such other and further papers and documents as may be necessary and proper in order to fulfill the specific terms and conditions of this Agreement.
20.Each of the parties expressly agrees that, except as otherwise specifically set forth above, this Agreement and any and all actions, claims and proceedings relating to or resulting from Employee’s employment or termination of employment with the Company shall be governed by the laws of the State of Texas and each of the parties expressly agree that jurisdiction shall be proper in the County of Travis, Texas.
21.In signing this Agreement, Employee and the Company acknowledge that both have read this Agreement, both fully understand all of the provisions of it and the consequences of signing it, and agree to all of its conditions.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A BINDING CONTRACT THAT SHALL BAR ALL LITIGATION, CLAIMS AND DEMANDS OF EVERY KIND BY EMPLOYEE AGAINST THE COMPANY AS PROVIDED ABOVE, AND THAT ALL SUCH CLAIMS ARE FULLY AND FINALLY SETTLED, COMPROMISED AND RELEASED.
IN WITNESS WHEREOF, Employee does hereby execute this Agreement on this _____ day of _____________________, 2020.

[EMPLOYEE NAME]

IN WITNESS WHEREOF, the Company does hereby execute this Agreement on this _____ day of _____________________, 2020.

SOLARWINDS WORLDWIDE, LLC

Name:
Title:

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AGREEMENT
(see attached.)
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